Exhibit 10.1.10.3

Description of Directors’ Compensation

The following tables show, effective as of December 31, 2013, the annual retainer amounts and committee meeting fees payable, in quarterly installments, to the members of the Board of Directors of Consolidated Edison, Inc. (the “Company”):

Annual Retainer for each Member of the Board	Annual Retainer for the Chairman of the Board	Annual Retainer for the Lead Director	Annual Retainer for the Chair of the Audit Committee	Annual Retainer for each of the Chairs of the Corporate Governance and Nominating, and the Management Development and Compensation Committees	Annual Retainer for each of the Chairs of the Environment, Health & Safety, Finance, Operations Oversight and Planning Committees	Annual Retainer for each Member of the Audit Committee (except the Chair of the Audit Committee)
$90,000	$130,000	$35,000	$20,000	$10,000	$5,000	$10,000

Meeting Fee for each Committee Meeting Attended	Meeting Fee for each Audit Committee Meeting Attended	Meeting Fee for Acting Chair (when regular committee chair is absent)
$1,500	$2,000	$200

Effective April 1, 2014, the annual retainer amounts payable to each of the Chairs of the Audit Committee and the Management Development and Compensation Committee will be increased by $5,000, to $25,000 and $15,000, respectively.

Members of the Board participate in the Company’s Long Term Incentive Plan (the “LTIP”). Pursuant to the LTIP, each non-employee Director is allocated an annual award of $105,000 of deferred stock units on the first business day following the Annual Meeting. Effective April 1, 2014, the allocation will be increased by $15,000, to $120,000, for each non-employee Director. If a non-employee Director is first appointed to the Board after an annual meeting, his or her first annual award is pro rated. Settlement of the annual awards of stock units are automatically deferred until the Director’s termination of service from the Board of Directors. Each Director may elect to receive some or all of his or her annual awards of stock units on another date or to further defer any other prior annual award of stock units, including any related dividend equivalents earned on prior annual award of stock units, in accordance with the terms of the LTIP and Section 409A of the Internal Revenue Code. Each Director may also elect to defer all or a portion of his or her retainers and meeting fees into additional deferred stock units, which are deferred until the Director’s termination of service. Dividend equivalents are payable on deferred stock units in the amount and at the time that dividends are paid on Company Common Stock and are credited in the form of additional deferred stock units which are fully vested as of the date the dividends would have been paid to the Director or, at the Director’s option, are paid in cash. All payments on account of deferred stock units are made in shares of Company Common Stock. The LTIP provides that cash compensation deferred into stock units, the annual stock unit awards, and the dividend equivalents granted to non-employee Directors that are credited in the form of additional deferred stock units, are fully vested, and payable in a single one-time payment of whole shares (rounded to the nearest whole share) within sixty days following separation from Board service unless the director elected to defer distribution to another date.

The Company reimburses Board members who are not currently officers of the Company for reasonable expenses incurred in attending Board and Committee meetings. No person who serves on both the Company’s Board and on the Board of its subsidiary, Consolidated Edison Company of New York, Inc., and corresponding Committees, is paid additional compensation for concurrent service. Members of the Board who are officers of the Company or its subsidiaries receive no retainers, meeting fees or annual award of deferred stock units for their service on the Board.

Members of the Board are also eligible to participate in the Company’s Stock Purchase Plan (“Stock Purchase Plan”).

Copies of the LTIP and the Company’s Stock Purchase Plan, and amendments thereto, have been (or, as to amendments that may be adopted after the date of this description, will be) included as exhibits to the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.